NEWS RELEASE
FOR IMMEDIATE RELEASE
HOUSTON and LONDON, January 29, 2021
LyondellBasell Reports 2020 Earnings
Full Year 2020 Highlights
Resilient Earnings
•Net Income: $1.4 billion, $1.9 billion excluding LCM and Impairment1
•Diluted earnings per share: $4.24 per share, $5.61 per share excluding LCM and Impairment
•EBITDA: $3.3 billion, $3.9 billion excluding LCM and Impairment
Advanced Growth Initiatives
•Expanded polyethylene capacity with new 500 kt per year Hyperzone plant in Texas
•New joint ventures in China and Louisiana; both accretive to earnings in the fourth quarter
•Expanded circular polymers joint venture capacity by 20 kt in Belgium
Strong Cash Conversion and Dividends
•88% conversion of EBITDA (excluding LCM and Impairment) to cash from operating activities
•Paid $4.20 per share in dividends; our tenth consecutive year of increasing total quarterly dividends
Fourth Quarter 2020 Highlights
•Net Income: $0.9 billion, $0.7 billion excluding LCM and Impairment
•Diluted earnings per share: $2.55 per share, $2.19 per share excluding LCM and Impairment
•Highest fourth quarter EBITDA since 2017: $1.4 billion, $1.3 billion excluding LCM and Impairment
•Refinanced $2.4 billion of debt to extend maturities and capture attractive interest rates
•Liquidity of $5.2 billion as of December 31, 2020
Comparisons with the prior quarter, fourth quarter 2019 and year ended 2019 are available in the following table:
Table 1 - Earnings Summary

Millions of U.S. dollars (except share data)	Three Months Ended			Year Ended
	December 31, 2020	September 30, 2020	December 31, 2019	December 31, 2020	December 31, 2019
Sales and other operating revenues	$7,937	$6,776	$8,179	$27,753	$34,727
Net income	855	114	612	1,427	3,397
Diluted earnings per share	2.55	0.33	1.83	4.24	9.58
Weighted average diluted share count	334	334	334	334	353
EBITDA (a)	1,413	446	1,172	3,285	5,692

Excluding LCM and Impairment1

Net income	$736	$427	$637	$1,884	$3,422
Diluted earnings per share	2.19	1.27	1.90	5.61	9.65
LCM (benefits) charges, pre-tax	(147)	(160)	33	16	33
Impairment, pre-tax	—	582	—	582	—
EBITDA	1,266	888	1,205	3,883	5,725
(a) See the end of this release for an explanation of the Company's use of EBITDA and Table 9 for reconciliations of net income to EBITDA, including and excluding LCM and impairment.
___________________________________________
1 LCM stands for “lower of cost or market.” Impairment is related to the Refining segment. An explanation of LCM and why we have excluded LCM and impairment from certain financial information can be found under “Information Related to Financial Measures.”

LyondellBasell Industries (NYSE: LYB) today announced net income for the fourth quarter 2020 of $0.9 billion, or $2.55 per share. The quarter included a $147 million non-cash, lower of cost or market (LCM) inventory valuation benefit that increased net income by $119 million or $0.36 per share. Fourth quarter EBITDA was $1.4 billion, or $1.3 billion excluding LCM.

Full year 2020 net income was $1.4 billion, or $4.24 per share. The full year results included a $582 million non-cash impairment charge related to the Houston refinery and $16 million of non-cash, LCM inventory valuation charges. LCM and Impairment charges reduced full year 2020 net income by $457 million, or $1.37 per share. Full year 2020 EBITDA was $3.3 billion, or $3.9 billion excluding LCM and impairment. During 2020, costs for integration and restructuring impacted net income by $33 million or $0.10 per share.

“During 2020, LyondellBasell demonstrated financial and operational resilience against an extremely challenging backdrop of a global pandemic, the associated recession, volatile oil prices and significant capacity additions in our industry. We moved swiftly to create a safe work environment for our employees and continuously supply customers with essential products throughout the pandemic. Our strengths in operational excellence, cost management and capital discipline served us well as we quickly adapted to dynamic conditions by aggressively managing inventories, minimizing working capital and bolstering liquidity by rapidly accessing capital markets and efficiently generating cash. LyondellBasell honored commitments to investors by both maintaining an investment grade credit rating and continuing to fund dividends and capital investments with cash from operations. Taken together, these actions enabled us to successfully navigate a challenging year and remain focused on our strategy to build a stronger company for our stakeholders,” said Bob Patel, LyondellBasell CEO.

“During the fourth quarter, strong and persistent consumer-driven demand, industry supply constraints and continued recovery in durable goods markets reduced the impact of typical end-of-year slowdowns for our businesses. During this period, we operated well and met robust demand for polyolefins used in consumer packaging and healthcare applications. Margins improved for Olefins and Polyolefins, Propylene Oxide & Derivatives and Intermediate Chemicals businesses driven by higher demand and tight markets. Rebounding automotive manufacturing drove increased volumes for our Advanced Polymer Solutions businesses. The Refining and Oxyfuels & Related Products businesses continued to face headwinds from low global mobility resulting in stagnant demand for transportation fuels.”

“LyondellBasell nimbly managed the challenges of 2020 and our team advanced on our goal to create a stronger company for the longer term. We expanded our participation in the rapidly growing Chinese market by forming a new integrated olefin and polyolefin joint venture with Bora. In December, we expanded our manufacturing footprint on the U.S. Gulf Coast through the formation of an integrated polyethylene joint venture in Louisiana with Sasol. Both joint ventures provided immediate benefits to our fourth quarter profitability without the project completion risks associated with the construction of greenfield projects.”

“Our company remained focused on the substantive and ambitious goals outlined in our most recent Sustainability Report to develop circular and sustainable business models for our products. We took action to advance our goals of annually producing and marketing two million tons of recycled and renewable-based polymers, including the start-up of our MoReTec molecular recycling pilot plant in Ferrara, Italy and the expansion of our mechanical recycling capacity in Europe through our Quality Circular Polymers joint venture with SUEZ. We are dedicated to disciplined and sustainable growth that ensures our chemical and polymer products will continue to provide value for society,” Patel said.

OUTLOOK

“Improving trends seen in the closing weeks of December are continuing into the first quarter of 2021 and providing a bridge to the seasonal upticks typically seen in our businesses during the second and third quarters. Elevated export demand to China and Latin America combined with tight markets are supporting strong margins for our Olefins and Polyolefins businesses. Increased demand from automotive and construction markets has pushed the January order book for our Advanced Polymer Solutions segment to higher levels than the fourth quarter 2020 average. With wider deployment of coronavirus vaccines, we anticipate that increasing mobility and transportation fuel demand could provide significant upside for our oxyfuels and refining businesses during the latter half of this year.”

“LyondellBasell's measured approach to advancing value-driven growth is delivering results. The Advanced Polymer Solutions platform is serving broader markets and beginning to capture the benefits from more than $200 million in synergies. Our next-generation Hyperzone high-density polyethylene technology expanded our U.S. capacity and is establishing new benchmarks for differentiated product performance. We formed two integrated cracker joint ventures that are quickly delivering accretive returns from high-quality assets benefiting from advantaged feedstocks and growing markets. In January 2021, we continued on this strategy to form a new joint venture to build our second world-scale propylene oxide and styrene monomer unit in China.”

“In the near term, the top priority for our balance sheet is debt reduction. In January, we repaid $500 million of debt outstanding with more deleveraging planned for the remainder of 2021. We are well-poised to harvest profitability from our disciplined growth initiatives that should increase free cash flow and allow us to further strengthen our investment grade balance sheet,” said Patel.

LYONDELLBASELL BUSINESS RESULTS DISCUSSION BY REPORTING SEGMENT

LyondellBasell manages operations through six operating segments: 1) Olefins and Polyolefins - Americas; 2) Olefins and Polyolefins - Europe, Asia and International; 3) Intermediates and Derivatives; 4) Advanced Polymer Solutions; 5) Refining; and 6) Technology.

Comments and analysis represent underlying business activity and are exclusive of LCM and impairment.

Olefins & Polyolefins - Americas (O&P-Americas) - Our O&P-Americas segment produces and markets Olefins & Co-products, polyethylene and polypropylene.

Table 2 - O&P-Americas Financial Overview

Millions of U.S. dollars	Three Months Ended			Year Ended
	December 31, 2020	September 30, 2020	December 31, 2019	December 31, 2020	December 31, 2019
Operating income	$516	$309	$365	$1,170	$1,777
EBITDA	722	474	498	1,810	2,302
LCM (benefits) charges, pre-tax	—	(70)	25	3	25
EBITDA excluding LCM	722	404	523	1,813	2,327

Three months ended December 31, 2020 versus three months ended September 30, 2020 - EBITDA increased $318 million versus the third quarter 2020, excluding an unfavorable $70 million variance due to LCM inventory benefits in the third quarter. Fourth quarter 2020 results benefited approximately $70 million due to last-in, first out (LIFO) inventory valuation changes relative to the prior period. Olefins results increased $185 million with higher margins and volumes. Margins increased primarily due an increase in the prices of ethylene and propylene, while volumes increased due to higher demand. Polyolefin results increased about $65 million driven by improved margins with a spread increase of polyethylene over ethylene and of polypropylene over propylene.

Three months ended December 31, 2020 versus three months ended December 31, 2019 - EBITDA increased $199 million versus the fourth quarter 2019, excluding a favorable $25 million variance due to LCM inventory charges in the fourth quarter 2019. Fourth quarter 2020 results decreased approximately $15 million due to LIFO inventory valuation changes relative to the prior period. Olefins results increased approximately $65 million due to an increase in ethylene volumes from increased demand partially offset by lower margins. Polyolefin results increased $140 million driven by increased demand. Margin improved due to an increase in the price of polyethylene and an increase in polyolefin volumes.

Full year ended December 31, 2020 versus full year ended December 31, 2019 - EBITDA decreased $514 million versus 2019, excluding a favorable $22 million variance due to LCM inventory charges. 2020 results decreased approximately $75 million due to LIFO inventory changes relative to the prior period. Olefins results decreased about $220 million versus 2019 with a significant decrease in margin partially offset by an increase in volume. Margins decreased driven by lower co-product prices outpacing reduced feedstock costs. Volumes increased driven by strong demand. Polyolefin results decreased approximately $215 million driven by a spread decrease in polyethylene and polypropylene over monomer partially offset by an increase in polyethylene volume. Volume increased due to increased demand and start-up of the Hyperzone plant.

Olefins & Polyolefins - Europe, Asia, International (O&P-EAI) - Our O&P-EAI segment produces and markets Olefins & Co-products, polyethylene and polypropylene.

Table 3 - O&P-EAI Financial Overview

Millions of U.S. dollars	Three Months Ended			Year Ended
	December 31, 2020	September 30, 2020	December 31, 2019	December 31, 2020	December 31, 2019
Operating income	$144	$52	$59	$412	$673
EBITDA	304	148	144	826	1,062
LCM (benefits) charges, pre-tax	(53)	(17)	—	—	—
EBITDA excluding LCM	251	131	144	826	1,062

Three months ended December 31, 2020 versus three months ended September 30, 2020 - EBITDA increased $120 million versus the third quarter 2020, excluding a favorable $36 million variance due to LCM inventory benefits. Fourth quarter 2020 results benefited approximately $40 million due to LIFO inventory valuation changes relative to the prior period. Olefins results were relatively unchanged compared to the third quarter 2020. Margin declined due to increased maintenance expense offset by increased ethylene volume. Combined polyolefins results increased $20 million driven by higher polyolefin volumes due to our new Bora joint venture production coupled with higher demand. Joint venture equity income increased approximately $60 million with over half of the increase attributable to our Bora joint venture.

Three months ended December 31, 2020 versus three months ended December 31, 2019 - EBITDA increased $107 million versus the fourth quarter 2019, excluding a favorable $53 million variance due to LCM inventory benefits in the fourth quarter 2020. Compared with the prior period, olefins results increased $25 million primarily driven by increased margins and volumes. Margins were higher driven by lower feedstock prices partially offset by lower ethylene prices. Combined polyolefins results increased more than $20 million largely due to higher polyolefin volumes and polyethylene margin partially offset by a decrease in polypropylene spread. Joint venture equity income increased $65 million driven by Bora.

Full year ended December 31, 2020 versus full year ended December 31, 2019 - EBITDA decreased $236 million versus 2019. Full year 2020 results include the impact of approximately $30 million due to LIFO inventory changes and a benefit of approximately $25 million due to an increase in the euro versus the U.S. dollar exchange rate relative to 2019. Compared with the prior period, olefins results decreased $140 million due to lower margins driven by declining ethylene prices outpacing lower feedstock costs. Combined polyolefins results decreased about $115 million due to lower margins partially offset by increased polyolefin volumes from the start-up of Bora. Polyolefin margins declined driven by spread decreases in polyethylene and polypropylene over monomer. Joint venture equity income increased approximately $15 million driven by the start-up of Bora partially offset by lower polyethylene margins.

Intermediates & Derivatives (I&D) - Our I&D segment produces and markets Propylene Oxide & Derivatives, Oxyfuels & Related Products and Intermediate Chemicals, such as styrene monomer, acetyls, ethylene oxide and ethylene glycol.

Table 4 - I&D Financial Overview

Millions of U.S. dollars	Three Months Ended			Year Ended
	December 31, 2020	September 30, 2020	December 31, 2019	December 31, 2020	December 31, 2019
Operating income	$166	$180	$249	$501	$1,249
EBITDA	262	267	329	833	1,557
LCM (benefits) charges, pre-tax	(66)	(22)	—	10	—
EBITDA excluding LCM	196	245	329	843	1,557

Three months ended December 31, 2020 versus three months ended September 30, 2020 - EBITDA decreased $49 million versus the third quarter 2020, excluding a favorable $44 million variance due to LCM inventory benefits. Results for the fourth quarter decreased approximately $70 million due to LIFO inventory changes relative to the prior quarter. Compared to the prior period, Propylene Oxide & Derivatives results increased more than $25 million driven by higher margins due to strong Asia demand and market tightness. Intermediate Chemicals results were relatively unchanged. Oxyfuels & Related Products results decreased approximately $10 million driven by lower margins partially offset by an increase in volumes. Margins declined due to higher butane feedstock prices and further weakening of gasoline spreads.

Three months ended December 31, 2020 versus three months ended December 31, 2019 - EBITDA decreased $133 million versus the fourth quarter 2019. Results for the fourth quarter decreased approximately $55 million due to LIFO inventory changes relative to the prior quarter. Propylene Oxide & Derivatives results increased approximately $40 million with improved margins and higher volumes due to strong Asia demand and market tightness. Intermediate Chemicals results increased about $50 million driven by improved volumes and higher margins in most products, primarily styrene. Volumes increased due to higher demand for most products and absence of planned maintenance in the fourth quarter 2019. Oxyfuels & Related Products results decreased $175 million driven by lower margins due to reduced gasoline prices and lower octane blend premiums.

Full year ended December 31, 2020 versus full year ended December 31, 2019 - EBITDA decreased $714 million versus 2019, excluding an unfavorable $10 million variance due to LCM inventory charges in 2020. Results for 2020 decreased approximately $40 million due to LIFO inventory changes relative to the prior year. Propylene Oxide & Derivatives results decreased $15 million due to lower margins partially offset by higher volumes due to strong Asia demand. Intermediate Chemicals results decreased about $185 million driven by margin declines in most businesses. Oxyfuels & Related Products decreased approximately $465 million with a significant decrease in margins driven by reduced gasoline prices and lower octane blend premiums.

Advanced Polymer Solutions (APS) - Our Advanced Polymer Solutions segment produces and markets in two lines of business: Compounding & Solutions and Advanced Polymers. Compounding & Solutions includes polypropylene compounds, engineered plastics, masterbatches, engineered composites, colors and powders. Advanced Polymers consists of Catalloy and polybutene-1.

Table 5 - Advanced Polymer Solutions Financial Overview

Millions of U.S. dollars	Three Months Ended			Year Ended
	December 31, 2020	September 30, 2020	December 31, 2019	December 31, 2020	December 31, 2019
Operating income	$123	$116	$13	$226	$290
EBITDA	152	157	54	378	424
LCM (benefits) charges, pre-tax	(26)	(40)	8	3	8
EBITDA excluding LCM	126	117	62	381	432

Three months ended December 31, 2020 versus three months ended September 30, 2020 - EBITDA increased $9 million versus the third quarter 2020, excluding an unfavorable $14 million variance due to LCM inventory benefits. Results for the fourth quarter increased approximately $15 million due to LIFO inventory changes relative to the prior quarter. Compounding & Solutions results were relatively unchanged with higher volumes due to continued automotive manufacturing recovery offset by lower margins. Advanced Polymers results were relatively unchanged.

Three months ended December 31, 2020 versus three months ended December 31, 2019 - EBITDA increased $64 million versus the fourth quarter 2019, excluding a favorable $34 million variance due to LCM inventory changes. Results for the fourth quarter benefited from a variance in integration costs of $38 million and were impacted by LIFO inventory changes of approximately $10 million compared to the prior period. Compounding & Solutions results increased $40 million primarily driven by improved margins due to product mix. Advanced Polymers results were relatively unchanged.

Full year ended December 31, 2020 versus full year ended December 31, 2019 - EBITDA decreased $51 million versus 2019, excluding a favorable $15 million variance due to LCM inventory changes. Compared to the prior period, results benefited from a variance in integration costs of $80 million. Results for 2020 decreased approximately $25 million due to LIFO inventory changes relative to the prior year. Compounding & Solutions results decreased approximately $70 million driven by significantly lower volumes due to automotive and appliance sector shutdowns partially offset by higher margins due to product mix. Advanced Polymers results decreased about $35 million due to lower margins and volumes driven by reduced construction market demand.

Refining - Our Refining segment produces and markets gasoline and distillates, including diesel fuel, heating oil and jet fuel.

Table 6 - Refining Financial Overview

Millions of U.S. dollars	Three Months Ended			Year Ended
	December 31, 2020	September 30, 2020	December 31, 2019	December 31, 2020	December 31, 2019
Operating income (loss)	$(93)	$(733)	$(19)	$(1,024)	$(240)
EBITDA	(72)	(692)	22	(871)	(65)
LCM (benefits) charges, pre-tax	(2)	(11)	—	—	—
Impairment, pre-tax	—	582	—	582	—
EBITDA excluding LCM and impairment	(74)	(121)	22	(289)	(65)

Three months ended December 31, 2020 versus three months ended September 30, 2020 - EBITDA increased $47 million versus the third quarter 2020, excluding an unfavorable variance of $11 million due to LCM benefits and an impairment of $582 million for the Houston Refinery in the third quarter. Margins improved due to lower fixed costs and improved margin capture. A small improvement in the Maya 2-1-1 industry benchmark crack spread to $10.11 per barrel was more than offset by increased costs for renewable identification number credits (RINs). The Houston Refinery operated at 80% utilization rate or an average crude throughput of 214,000 barrels per day matching reduced demand.

Three months ended December 31, 2020 versus three months ended December 31, 2019 - EBITDA decreased $96 million versus the fourth quarter 2019, excluding a favorable variance of $2 million due to LCM benefits in the fourth quarter 2020. Margin declined as the Maya 2-1-1 industry benchmark decreased by $9.35 per barrel relative to same period last year. The Houston Refinery operated at 214,000 barrels per day, 53,000 barrels per day lower than prior period due to sluggish demand for refined products.

Full year ended December 31, 2020 versus full year ended December 31, 2019 - EBITDA decreased $224 million versus 2019, excluding an impairment of $582 million for the Houston Refinery in the third quarter 2020. Margins decreased driven by a decline in the Maya 2-1-1 industry benchmark from $17.52 per barrel to $12.63 per barrel. Crude throughput averaged 223,000 barrels per day, 40,000 barrels per day lower than prior period in response to market demand.

Technology - Our Technology segment develops and licenses chemical and polyolefin process technologies and manufactures and sells polyolefin catalysts.

Table 7 - Technology Financial Overview

Millions of U.S. dollars	Three Months Ended			Year Ended
	December 31, 2020	September 30, 2020	December 31, 2019	December 31, 2020	December 31, 2019
Operating income	$35	$101	$132	$287	$374
EBITDA	45	111	138	324	411
LCM (benefits) charges, pre-tax	—	—	—	—	—
EBITDA excluding LCM	45	111	138	324	411

Three months ended December 31, 2020 versus three months ended September 30, 2020 - EBITDA decreased $66 million versus the third quarter 2020. Compared to the prior period, results were driven by a lower number of licenses reaching revenue recognition milestones. Catalyst margins increased due to inventory mix partially offset by a decrease in volumes as customers managed inventories at year-end.

Three months ended December 31, 2020 versus three months ended December 31, 2019 - EBITDA decreased $93 million versus the fourth quarter 2019 primarily due to reduced licensing revenue.

Full year ended December 31, 2020 versus full year ended December 31, 2019 - EBITDA decreased $87 million versus 2019 driven by lower licensing revenue.

Capital Spending and Cash Balances
Capital expenditures, including growth projects, maintenance turnarounds, catalyst and information technology-related expenditures, were $274 million during the fourth quarter 2020 and $1.9 billion for the full year 2020. Our cash and liquid investment balance was $2.5 billion at December 31, 2020. There were 334 million common shares outstanding as of December 31, 2020. The company paid dividends of $1.4 billion during 2020.

Reconciliations and Additional Information
Quantitative reconciliations of net income, the most comparable GAAP measure, to EBITDA are provided in Table 9 at the end of this release. Additional operating and financial information, including reconciliations of non-GAAP measures, may be found on our website at www.LyondellBasell.com/investorrelations.

CONFERENCE CALL
LyondellBasell will host a conference call January 29 at 11 a.m. EST. Participants on the call will include Chief Executive Officer Bob Patel, Executive Vice President and Chief Financial Officer Michael McMurray and Director of Investor Relations David Kinney.

The toll-free dial-in number in the U.S. is 1-800-475-8402. A complete listing of toll-free numbers by country is available at www.LyondellBasell.com/teleconference for international callers. The passcode for all numbers is 6934553.

The slides and webcast that accompany the call will be available at www.LyondellBasell.com/earnings.

A replay of the call will be available from 1:00 p.m. EST January 29 until February 28 at 11:59 p.m. EST. The replay dial-in numbers are 1-800-846-0305 (U.S.) and 1-402-998-0543 (international). The passcode for each is 6541.

ABOUT LYONDELLBASELL
LyondellBasell (NYSE: LYB) is one of the largest plastics, chemicals and refining companies in the world. Driven by its employees around the globe, LyondellBasell produces materials and products that are key to advancing solutions to modern challenges like enhancing food safety through lightweight and flexible packaging, protecting the purity of water supplies through stronger and more versatile pipes, improving the safety, comfort and fuel efficiency of many of the cars and trucks on the road, and ensuring the safe and effective functionality in electronics and appliances. LyondellBasell sells products into more than 100 countries and is the world's largest producer of polypropylene compounds and the largest licensor of polyolefin technologies. In 2020, LyondellBasell was named to Fortune magazine's list of the “World's Most Admired Companies” for the third consecutive year.  More information about LyondellBasell can be found at www.LyondellBasell.com.

FORWARD-LOOKING STATEMENTS
The statements in this release and the related teleconference relating to matters that are not historical facts are forward-looking statements. These forward-looking statements are based upon assumptions of management of LyondellBasell which are believed to be reasonable at the time made and are subject to significant risks and uncertainties. When used in this release, the words “estimate,” “believe,” “continue,” “could,” “intend,” “may,” “plan,” “potential,” “predict,” “should,” “will,” “expect,” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. Actual results could differ materially based on factors including, but not limited to, market conditions, the business cyclicality of the chemical, polymers and refining industries; the availability, cost and price volatility of raw materials and utilities, particularly the cost of oil, natural gas, and associated natural gas liquids; uncertainties related to the extent and duration of the pandemic-related decline in demand, or other impacts due to the COVID-19 pandemic in geographic regions or markets served by us, or where our operations are located, including the risk of prolonged recession; competitive product and pricing pressures; labor conditions; our ability to attract and retain key personnel; operating interruptions (including leaks, explosions, fires, weather-related incidents, mechanical failure, unscheduled downtime, supplier disruptions, labor shortages, strikes, work stoppages or other labor difficulties, transportation interruptions, spills and releases and other environmental risks); the supply/demand balances for our and our joint ventures’ products, and the related effects of industry production capacities and operating rates; our ability to achieve expected cost savings and other synergies; our ability to successfully execute projects and growth strategies; future financial and operating results; benefits and synergies of any proposed transactions; legal and environmental proceedings; tax rulings, consequences or proceedings; technological developments, and our ability to develop new products and process technologies; potential governmental regulatory actions; political unrest and terrorist acts; risks and uncertainties posed by international operations, including foreign currency fluctuations; and our ability to comply with debt covenants and to amend, extend, repay, redeem, service, and reduce our debt. Additional factors that could cause results to differ materially from those described in the forward-looking statements can be found in the “Risk Factors” sections of our Form 10-K for the year ended December 31, 2019, and our Forms 10-Q for the quarters ended March 31, 2020, and September 30, 2020. which can be found at www.LyondellBasell.com on the Investor Relations page and on the Securities and Exchange Commission’s website at www.sec.gov. There is no assurance that any of the actions, events or results of the forward-looking statements will occur, or if any of them do, what impact they will have on our results of operations or financial condition. Forward-looking statements speak only as of the date they were made and are based on the estimates and opinions of management of LyondellBasell at the time the statements are made. LyondellBasell does not assume any obligation to update forward-looking statements should circumstances or management’s estimates or opinions change, except as required by law.

INFORMATION RELATED TO FINANCIAL MEASURES
This release makes reference to certain non-GAAP financial measures as defined in Regulation G of the U.S. Securities Exchange Act of 1934, as amended.

We report our financial results in accordance with U.S. generally accepted accounting principles, but believe that certain non-GAAP financial measures, such as EBITDA, net income and diluted EPS exclusive of adjustments for lower of cost or market (“LCM”) and impairment, and certain liquidity measures provide useful supplemental information to investors regarding the underlying business trends and performance of the company's ongoing operations and are useful for period-over-period comparisons of such operations. Non-GAAP financial measures should be considered as a supplement to, and not as a substitute for, or superior to, the financial measures prepared in accordance with GAAP.

EBITDA, as presented herein, may not be comparable to a similarly titled measure reported by other companies due to differences in the way the measure is calculated. We calculate EBITDA as income from continuing operations plus interest expense (net), provision for (benefit from) income taxes, and depreciation & amortization. EBITDA should not be considered an alternative to profit or operating profit for any period as an indicator of our performance, or as an alternative to operating cash flows as a measure of our liquidity. We also present EBITDA, net income and diluted EPS exclusive of adjustments for LCM and impairment. LCM is an accounting rule consistent with GAAP related to the valuation of inventory. Our inventories are stated at the lower of cost or market. Cost is determined using the last-in, first-out (“LIFO”) inventory valuation methodology, which means that the most recently incurred costs are charged to cost of sales and inventories are valued at the earliest acquisition costs. Fluctuation in the prices of crude oil, natural gas and correlated products from period to period may result in the recognition of charges to adjust the value of inventory to the lower of cost or market in periods of falling prices and the reversal of those charges in subsequent interim periods as market prices recover. Property, plant and equipment are recorded at historical costs. If it is determined that an asset or asset group’s undiscounted future cash flows will not be sufficient to recover the carrying amount, an impairment charge is recognized to write the asset down to its estimated fair value.

Conversion of EBITDA excluding LCM and impairment to cash from operating activities is a measure that provides an indicator of a company’s operational efficiency and management and may not be comparable to similarly titled measures reported by other companies due to differences in the way the measures are calculated. For purposes of this release, conversion of EBITDA excluding LCM and impairment to cash from operating activities means cash from operating activities divided by EBITDA excluding LCM and impairment.

Free cash flow is a measure of profitability commonly used by investors to evaluate performance and may not be comparable to similarly titled measures reported by other companies due to differences in the way the measure is calculated. For the purposes of this release, free cash flow means net cash provided by operating activities minus capital expenditures.

Additionally, liquidity is a measure that provides an indicator of value to investors. For purposes of this release, liquidity includes cash and cash equivalents, restricted cash and restricted cash equivalents, short term investments, and availability under our Senior Revolving Credit Facility and our Receivables Facility.

Additional operating and financial information, including reconciliations of non-GAAP measures to the most directly comparable GAAP measure, may be found in Table 9 at the end of this release and on our website at www.LyondellBasell.com/investorrelations.

OTHER FINANCIAL MEASURE PRESENTATION NOTES
This release contains time sensitive information that is accurate only as of the time hereof. Information contained in this release is unaudited and subject to change. LyondellBasell undertakes no obligation to update the information presented herein except to the extent required by law.
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Source: LyondellBasell Industries

Media Contact: Michael Waldron +1 713-309-7575
Investor Contact: David Kinney +1 713-309-7141

Table 8 - Reconciliation of Segment Information to Consolidated Financial Information

	2019					2020
(Millions of U.S. dollars)	Q1	Q2	Q3	Q4	Total	Q1	Q2	Q3	Q4	Total
Sales and other operating revenues:
Olefins & Polyolefins - Americas	$2,111	$2,114	$2,137	$2,073	$8,435	$1,792	$1,433	$1,840	$2,210	$7,275
Olefins & Polyolefins - EAI	2,535	2,505	2,309	2,155	9,504	2,224	1,702	1,982	2,459	8,367
Intermediates & Derivatives	1,894	2,062	2,046	1,832	7,834	1,770	1,157	1,538	1,804	6,269
Advanced Polymer Solutions	1,339	1,258	1,186	1,067	4,850	1,096	705	1,004	1,108	3,913
Refining	1,882	2,180	2,134	2,055	8,251	1,448	919	1,101	1,259	4,727
Technology	141	173	146	203	663	122	177	193	167	659
Other/Eliminations	(1,124)	(1,244)	(1,236)	(1,206)	(4,810)	(958)	(547)	(882)	(1,070)	(3,457)
Continuing Operations	$8,778	$9,048	$8,722	$8,179	$34,727	$7,494	$5,546	$6,776	$7,937	$27,753

Operating income (loss):
Olefins & Polyolefins - Americas	$384	$504	$524	$365	$1,777	$238	$107	$309	$516	$1,170
Olefins & Polyolefins - EAI	186	226	202	59	673	135	81	52	144	412
Intermediates & Derivatives	314	372	314	249	1,249	131	24	180	166	501
Advanced Polymer Solutions	119	91	67	13	290	70	(83)	116	123	226
Refining	(59)	(110)	(52)	(19)	(240)	(314)	116	(733)	(93)	(1,024)
Technology	73	96	73	132	374	47	104	101	35	287
Other	—	(2)	(4)	(1)	(7)	(3)	(10)	(2)	2	(13)
Continuing Operations	$1,017	$1,177	$1,124	$798	$4,116	$304	$339	$23	$893	$1,559

Depreciation and amortization:
Olefins & Polyolefins - Americas	$115	$117	$118	$120	$470	$124	$133	$134	$134	$525
Olefins & Polyolefins - EAI	53	52	51	52	208	53	53	55	53	214
Intermediates & Derivatives	72	74	75	74	295	70	74	79	82	305
Advanced Polymer Solutions	29	30	32	42	133	44	39	40	29	152
Refining	43	44	41	41	169	42	49	40	21	152
Technology	10	11	10	6	37	9	8	10	10	37
Continuing Operations	$322	$328	$327	$335	$1,312	$342	$356	$358	$329	$1,385

EBITDA:(a)
Olefins & Polyolefins - Americas	$516	$635	$653	$498	$2,302	$366	$248	$474	$722	$1,810
Olefins & Polyolefins - EAI	296	331	291	144	1,062	189	185	148	304	826
Intermediates & Derivatives	390	448	390	329	1,557	203	101	267	262	833
Advanced Polymer Solutions	148	120	102	54	424	113	(44)	157	152	378
Refining	(15)	(66)	(6)	22	(65)	(272)	165	(692)	(72)	(871)
Technology	83	107	83	138	411	56	112	111	45	324
Other	10	4	—	(13)	1	(9)	(7)	1	—	(15)
Continuing Operations	$1,428	$1,579	$1,513	$1,172	$5,692	$646	$760	$466	$1,413	$3,285

Capital, turnarounds and IT deferred spending:
Olefins & Polyolefins - Americas	$276	$257	$295	$271	$1,099	$204	$190	$130	$19	$543
Olefins & Polyolefins - EAI	64	39	45	65	213	42	34	38	52	166
Intermediates & Derivatives	179	238	317	330	1,064	353	305	103	119	880
Advanced Polymer Solutions	16	11	14	18	59	13	10	18	22	63
Refining	43	53	41	12	149	16	21	15	11	63
Technology	17	17	26	34	94	30	26	24	31	111
Other	4	7	4	1	16	2	2	97	20	121
Continuing Operations	$599	$622	$742	$731	$2,694	$660	$588	$425	$274	$1,947

(a) See Table 9 for the reconciliation of net income to EBITDA, including and excluding LCM and impairment.

Table 9 - Reconciliation of Net Income to EBITDA, including and excluding LCM and Impairment
	2019					2020
(Millions of U.S. dollars)	Q1	Q2	Q3	Q4	Total	Q1	Q2	Q3	Q4	Total
Net income	$817	$1,003	$965	$612	$3,397	$144	$314	$114	$855	$1,427
add: LCM charges (benefits), after-tax	—	—	—	25	25	351	(88)	(133)	(119)	11
add: Impairment of long-lived assets, after-tax	—	—	—	—	—	—	—	446	—	446
Net income excluding LCM and impairment	817	1,003	965	637	3,422	495	226	427	736	1,884
less: LCM (charges) benefits, after-tax	—	—	—	(25)	(25)	(351)	88	133	119	(11)
less: Impairment of long-lived assets, after-tax	—	—	—	—	—	—	—	(446)	—	(446)
Net income	817	1,003	965	612	3,397	144	314	114	855	1,427
Loss (income) from discontinued operations, net of tax	—	3	4	—	7	(1)	1	—	2	2
Income from continuing operations	817	1,006	969	612	3,404	143	315	114	857	1,429
Provision for (benefit from) income taxes(a)	203	169	136	140	648	75	(32)	(125)	39	(43)
Depreciation and amortization	322	328	327	335	1,312	342	356	358	329	1,385
Interest expense, net	86	76	81	85	328	86	121	119	188	514
add: LCM charges (benefits), pre-tax	—	—	—	33	33	419	(96)	(160)	(147)	16
EBITDA excluding LCM	1,428	1,579	1,513	1,205	5,725	1,065	664	306	1,266	3,301
add: Impairment of long-lived assets, pre-tax	—	—	—	—	—	—	—	582	—	582
EBITDA excluding LCM and impairment	1,428	1,579	1,513	1,205	5,725	1,065	664	888	1,266	3,883
less: LCM (charges) benefits, pre-tax	—	—	—	(33)	(33)	(419)	96	160	147	(16)
less: Impairment of long-lived assets, pre-tax	—	—	—	—	—	—	—	(582)	—	(582)
EBITDA	$1,428	$1,579	$1,513	$1,172	$5,692	$646	$760	$466	$1,413	$3,285

(a) The third quarter of 2019 includes a non-cash benefit of $85 million, from the release of unrecognized tax benefits and associated accrued interest.